                            WILLIAMS LAW GROUP, P.A.
                             2503 West Gardner Court
                                 Tampa, FL 33611
                               Phone: 813.831.9348
                                Fax: 813.823.5284

June 17, 2003

Stock Market Solutions, Inc.

Via Telefax

Re:  Transferability of certain shares without restrictions under Rule 144

Dear Sirs:

I have acted as counsel for Stock Market Solutions, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8under the Securities Act of 1933, as amended, (the
"Registration Statement"), relating to 2,300,000 shares of the Company's common stock, (the "Common Stock"), issuable pursuant to the following consulting agreements ["Agreements"]:

Gordon Badger - Consulting Services - 600,000 shares

Consulting Agreement (the "Agreement") made by and between Gordon Badger, individually ("Consultant") and Stock Market Solutions, Inc.. ("Company") as of
June 1, 2003. - Exhibit A

Mark Galligan - Consulting Services - 850,000 shares

Consulting Agreement (the "Agreement") made by and between Mark Galligan, individually ("Consultant") and Stock Market Solutions, Inc.. ("Company") as of
June 1, 2003. - Exhibit B

Duncan Cleworth - Consulting Services - 850,000 shares

Consulting Agreement (the "Agreement") made by and between Duncan Cleworth, individually ("Consultant") and Stock Market Solutions, Inc.. ("Company") as of
June 1, 2003. - Exhibit C

For the purpose of rendering this opinion:

o        We have assumed that no person or entity has engaged in fraud or misrepresentations regarding the inducement relating to, or the execution or delivery of, the documents reviewed;

o        We have relied solely upon representations of the Company without investigation;

o        We have made certain assumptions upon which this opinion is based; and

o        We have examined such corporate documents and records and have made such legal and factual examinations and inquiries and have relied upon such certificates, statements, representations or affidavits of the company, as well as corporate or other records of the company and certificates of public officials or opinions and documents of others as we deemed necessary or appropriate. In such examination, we have assumed the genuineness of all signatures on originals and certified or otherwise identified documents and/or the conformity to originals or certified or otherwise identified documents or all copies submitted to us as conformed or as accurate copies.

In the event that any of the facts or assumptions are different from those which have been furnished to us and/or upon which we have relied, the opinions as set forth below cannot be relied upon.

Based on the foregoing examination, I am of the opinion that the 2,300,000 shares of Common Stock issuable under the Agreements are duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable. Further, when issued under the Registration Statement, the shares may be transferred free and clear of all restrictions and the Shares shall not bear any restrictive legend.

Further, I consent to the filing of this opinion as an exhibit to the
Registration Statement. I also consent to your furnishing this opinion to the transfer agent, who may rely thereon.

If you have any questions, please do not hesitate to contact this office.

                                                  Sincerely,

                                                  /s/  Michael T. Williams
                                                  ------------------------------
                                                       Michael T. Williams, Esq.